THELEN REID & PRIEST LLP
                                                                Attorneys at Law
                                                        ------------------------

                                                                875 Third Avenue
                                                         New York, NY 10022-6225

                                                               Tel. 212.603.2000
                                                               Fax  212.603.2001

                                                              www.thelenreid.com

Bruce A. Rich
212.603.6780 Direct Dial
212.829.2045 Direct Fax
brich@thelenreid.com
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                                            May 17, 2005

Intrac, Inc.
130 West 42nd Street, 12th Floor
New York, NY 10036

Ladies and Gentlemen:

         We have acted as counsel to Intrac, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") relating to the registration of (A) 14,910,020 shares of the Company's Common Stock, $.001 par value per share (the "Common Stock"), which have been issued in various private placements (the "Private Placements"), and (B) 859,681 shares of Common Stock issuable upon exercise of presently exercisable warrants.

         This opinion is being rendered in connection with the filing by the Company of Amendment No 3 to the Registration Statement.

         For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; (iii) the warrant agreements relating to the Warrants; (iv) agreements and documents relating to the Private Placements; (v) the resolutions adopted by the Board of Directors of the Company relating to each of the foregoing and (vi) such other documents, certificates or other records as we have deemed necessary or appropriate.

         Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

          (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

          (2) The shares of Common Stock included in the Registration Statement which are presently issued and outstanding were duly authorized, validly issued, and are fully paid and non-assessable.

          (3) The shares of Common Stock included in the Registration Statement to be issued upon the exercise of the Warrants will be duly authorized and validly issued, and fully paid and non-assessable when such Warrants are duly exercised and the exercise price is paid for the shares of Common Stock underlying such Warrants in accordance with the terms of the respective warrant agreements.

Intrac, Inc.
May 17, 2005
Page 2


         Our opinion expressed above is limited to the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting the Nevada laws and the federal laws of the United States of America.

         We hereby consent to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as
Exhibit 5 to the Registration Statement.

                                            Very truly yours,



                                            /s/ THELEN REID & PRIEST LLP
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                                            THELEN REID & PRIEST LLP